Exhibit 10.1
Ardea Biosciences Inc.
2004 Stock Incentive Plan
Stock Issuance Agreement
     This Stock Issuance Agreement (the “Agreement”) is entered into as of [                                        ] 20__, between Ardea Biosciences Inc., a Delaware corporation (the “Company”), and                                          (the “Executive”).
     Whereas, the Company has employed the Executive pursuant to the terms of that certain Executive Employment Agreement between the Company and the Executive dated                      (the “Employment Agreement”);
     Whereas, as an inducement for the Executive to enter into the Employment Agreement and as consideration for Executive’s continued employment, the Company has authorized an award (the “Award”) to the Executive of                       shares of the Company’s common stock (the “Common Stock”), on the terms set forth in this Agreement;
     Whereas, the Award shall be governed by the terms and conditions of this Agreement, the Company’s 2004 Stock Incentive Plan (the “Plan”) and, where specifically indicated, the Company’s Senior Executive Severance Benefit Plan (the “Severance Plan”) and capitalized terms not explicitly defined in this Agreement but defined in the Plan or, where specifically indicated, the Severance Plan shall have the same definitions as in the Plan or the Severance Plan, as applicable; and
     Whereas, the Executive desires to accept the Award and agrees to be bound by the terms and conditions and restrictions of this Agreement.
     Now, Therefore, in consideration of the mutual covenants set forth therin, the parties agree as follows:
     1. Grant of Restricted Stock. Subject to the terms and conditions set forth herein and in the Plan and, where specifically indicated herein, the Severance Plan, the Company hereby grants to the Executive                                          shares of the Company’s Common Stock. The number of shares subject to the Award may be adjusted from time to time for any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock of the Company as set forth in the Plan.
     2. Vesting.
          (a) Subject to the limitations contained herein, the Award shall vest over four years such that 25% of the shares subject to the Award shall vest on the first anniversary of the Executive’s first day of employment with the Company, and 1/48th of the shares shall vest on the same calendar day of each month thereafter, provided that vesting will cease upon the cessation of Executive’s Service.

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          (b) If Executive’s Service is terminated pursuant to a Covered Termination (as defined in the Severance Plan) and provided that Executive complies with the terms and conditions set forth in the Severance Plan, the shares subject to the Award which would have become vested had Executive continued to provide Service for the 12-month period following such Covered Termination shall become immediately vested as of the Release Effective Date (as defined in the Severance Plan).
          (c) Upon a Change in Control, all unvested shares of the Award held by Executive immediately prior to the Change in Control (the “Unvested Restricted Stock”) shall become fully vested; provided, however, that if the Company’s Reacquisition Rights (as defined in Section 6 below) with respect to the Unvested Restricted Stock are assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control, then 50% of the Unvested Restricted Stock attributable to each future vesting date shall vest immediately prior to the effective date of such Change in Control and the remaining 50% of the Unvested Restricted Stock attributable to each such future vesting date shall continue to vest pursuant to the schedule describe in (a) above; and provided further, however, that if the Executive’s Service is terminated by reason of an Involuntary Termination (as defined in the Plan) within three months before or within 13 months following a Change in Control, then all unvested shares of Restricted Stock held by the Executive (whether such shares are purported to be assumed by the successor corporation or not) shall immediately vest.
     3. Securities Law Compliance. Executive may not be issued any shares under the Award unless the shares are either (i) then registered under the means the Securities Act of 1933, as amended (the “Securities Act”) or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The Award must also comply with other applicable laws and regulations governing the Award, and Executive will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.
     4. Transferability. The Award is not transferable except by will or by the laws of descent and distribution and shall be exercisable during Executives lifetime only by the Executive.
     5. Right of First Refusal. Shares that are received under the Award are subject to any right of first refusal that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right.
     6. Right of Reacquisition. The Company shall have a reacquisition right (a “Reacquisition Right”) as to the shares Executive received pursuant to the Award that have not as yet vested in accordance with the vesting schedule set forth in Section 2 above (“Unvested Shares”) on the following terms and conditions:
          (a) Subject to any potential future vesting upon a subsequent Change in Control within three months following Executive’s Involuntary Termination as provided in Section 2(c) above, the Company, shall simultaneously with termination of Executive’s Service (or upon such later date if no such potential future vesting occurs), automatically reacquire for no consideration all of the Unvested Shares, unless the Company agrees to waive its Reacquisition

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Right as to some or all of the Unvested Shares. Any such waiver shall be exercised by the Company by written notice to Executive or Executive’s representative (with a copy to the Escrow Holder as defined below) within 90 days after the termination of Executive’s Service, and the Escrow Holder may then release to Executive the number of Unvested Shares not being reacquired by the Company. If the Company does not waive its Reacquisition Right as to all of the Unvested Shares, then upon such termination of Executive’s Service, the Escrow Holder shall transfer to the Company the number of shares the Company is reacquiring.
          (b) The Company shall not exercise its Reacquisition Right until at least six months (or such longer or shorter period of time necessary to avoid classification of the Award as a liability for financial accounting purposes) have elapsed following delivery of shares of Common Stock subject to the Award, unless otherwise specifically provided by the Board. If the Company does exercise its Reacquisition Right as to any of the shares subject to the Award, then upon such termination of Executive’s Service, the Escrow Holder shall transfer to the Company the number of shares the Company is repurchasing.
          (c) The shares issued under the Award shall be held in escrow pursuant to the terms of the Joint Escrow Instructions attached hereto as Exhibit A. Executive agrees to execute two Assignment Separate From Certificate forms (with date and number of shares blank) substantially in the form attached hereto as Exhibit B and deliver the same, along with the certificate or certificates evidencing the shares, for use by the escrow agent pursuant to the terms of the Joint Escrow Instructions.
          (d) Subject to the provisions of the Award, Executive shall, during the term of the Award, exercise all rights and privileges of a stockholder of the Company with respect to the shares deposited in escrow. Executive shall be deemed to be the holder of the shares for purposes of receiving any dividends which may be paid with respect to such shares (which shall be subject to the same vesting and forfeiture restrictions as apply to the shares to which they relate) and for purposes of exercising any voting rights relating to such shares, even if some or all of such shares have not yet vested and been released from the Company’s Reacquisition Right.
          (e) If, from time to time, there is any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding stock of the Company as set forth in the Plan, the stock of which is subject to the provisions of the Award, then in such event any and all new, substituted or additional securities to which Executive is entitled by reason of Executive’s ownership of the shares acquired under the Award shall be immediately subject to the Reacquisition Right with the same force and effect as the shares subject to this Reacquisition Right immediately before such event.
          (f) In the event of a Change in Control, the Reacquisition Right may be assigned by the Company to the successor of the Company (or such successor’s parent company), if any, in connection with such transaction. To the extent the Reacquisition Right remains in effect following such transaction, it shall apply to the new capital stock, cash or other property received in exchange for the Common Stock in consummation of the transaction, but only to the extent the Common Stock was at the time covered by such right. If any Reacquisition Right is not assumed or substituted in connection with such transaction, the Reacquisition Right shall lapse prior to the effective time of the Change in Control.

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          (g) In addition to any other limitation on transfer created by applicable securities laws, Executive shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Common Stock while such shares of Common Stock are subject to the Reacquisition Right or continue to be held in the Joint Escrow; provided, however, that an interest in such shares may be transferred pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act. After any Common Stock has been released from the Joint Escrow, Executive shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Common Stock except in compliance with the provisions herein and applicable securities laws.
     7. Restrictive Legends. The shares issued under the Award shall be endorsed with appropriate legends determined by the Company.
     8. Award not a Service Contract. The Award is not an employment or service contract, and nothing in the Award shall be deemed to create in any way whatsoever any obligation on Executive’s part to continue in the employ of the Company or any corporate successor to all or substantially all of the assets or voting stock of the Company which has by appropriate action assumed the Plan (or any Parent or Subsidiary employing or retaining Executive), or on the part of the Company or such successor, Parent or Subsidiary to continue Executive’s employment. In addition, nothing in the Award shall obligate the Company or any successor, Parent or Subsidiary, their respective stockholders, boards of directors, officers or employees to continue any relationship that Executive might have as a director or consultant for the Company or any successor, Parent or Subsidiary.
     9. Withholding Obligations. At the time the Award is granted, or at any time thereafter as requested by the Company, Executive hereby authorizes withholding from any amounts payable to Executive, or otherwise agrees to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any successor, Parent or Subsidiary, if any, which arise in connection with the Award. In the Company’s sole discretion, the Company may elect, and Executive hereby authorizes the Company, to withhold vested shares in such amounts as the Company determines are necessary to satisfy Executive’s obligation pursuant to the preceding sentence. Unless the tax withholding obligations of the Company and/or any successor, Parent or Subsidiary are satisfied, the Company shall have no obligation to deliver to Executive any Common Stock.
     10. Tax Consequences. The acquisition and vesting of the shares may have adverse tax consequences to Executive that may avoided or mitigated by filing an election under Section 83(b) of the Code. Such election must be filed within 30 days after the date of the Award. EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE’S OWN RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(B), EVEN IF EXECUTIVE REQUESTS THE COMPANY TO MAKE THE FILING ON EXECUTIVE’S BEHALF.
     11. Notices. Any notices provided for in the Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to Executive, five days after deposit in the United States mail, postage prepaid, addressed to Executive at the last address Executive provided to the Company.

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     12. If any payment or benefit Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended including any applicable regulations and guidance thereunder (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards (i.e., earliest granted stock award cancelled last).
     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and the Company.
     13. Miscellaneous.
          (a) The rights and obligations of the Company under the Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. Executive’s rights and obligations under the Award may only be assigned with the prior written consent of the Board in its sole discretion.

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          (b) Executive agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.
          (c) Executive acknowledges and agrees that Executive has reviewed the Award in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award and fully understand all provisions of the Award.
     14. Governing Plan Documents. The Award is subject to all the provisions of the Plan and, where specifically indicated, the Severance Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan and the Severance Plan, as applicable. In the event of any conflict between the provisions of the Award and those of the Plan or the Severance Plan, the provisions of the Plan or the Severance Plan, as applicable, shall control.
     15. Application of Section 409A. This Award is intended to be exempt from the application of Section 409A of the Code (“Section 409A”) pursuant to Treasury Regulation 1.409A-1(b)(6). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of Treasury Regulation 1.409A-1(b)(6) or the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if Executive is a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of Executive’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the vesting and/or issuance of any shares that would otherwise be made upon the date of Executive’s separation from service or within the first six months thereafter will not be made on the originally scheduled date(s) and will instead occur in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares becoming vested or issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay is necessary to avoid the imposition of taxation on Executive in respect of the shares under Section 409A. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Ardea Biosciences, Inc.
By:
Name:
Title:

[Executive]

Signature

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Exhibit A
Joint Escrow Instructions
[Date]
Corporate Secretary
Ardea Biosciences, Inc.
4939 Directors Place
San Diego, CA 92121
Dear Sir/Madam:
     As Escrow Agent for both Ardea Biosciences, Inc., a Delaware corporation (the “Company”), and the undersigned recipient of stock of the Company (“Recipient”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Stock Issuance Agreement (the “Agreement”), dated _______________ to which a copy of these Joint Escrow Instructions is attached, in accordance with the following instructions:
     1. In the event Recipient ceases to render services to the Company or an affiliate of the Company during the vesting period set forth in the Agreement, the Company or its assignee will give to Recipient and you a written notice specifying that the shares of Common Stock shall be transferred to the Company. Recipient and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.
     2. At the closing you are directed (a) to date any stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the shares of Common Stock to be transferred, to the Company.
     3. Recipient irrevocably authorizes the Company to deposit with you any certificates evidencing shares of Common Stock to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. Recipient does hereby irrevocably constitute and appoint you as Recipient’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.
     4. This escrow shall terminate upon vesting of the shares or upon the earlier return of the shares to the Company pursuant to the Company’s Reacquisition Right or other forfeiture condition under the Agreement and the Plan.
     5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Recipient, you shall deliver all of same

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to any pledgee entitled thereto or, if none, to Recipient and shall be discharged of all further obligations hereunder.
     6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.
     7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Recipient while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.
     8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
     9. You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.
     10. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.
     11. You shall be entitled to employ such legal counsel, including but not limited to Cooley Godward Kronish LLP, and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.
     12. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company as successor Escrow Agent and Recipient hereby confirms the appointment of such successor or successors as his attorney-in-fact and agent to the full extent of your appointment.
     13. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.
     14. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you may (but are not obligated to) retain in your possession without liability to anyone all or any part of said securities until

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such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.
     15. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in any United States Post Box, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties hereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days’ written notice to each of the other parties hereto:

Company:	Ardea Biosciences, Inc.
4939 Directors Place
San Diego, CA 92121
Attn: Chief Financial Officer

Recipient:

Escrow Agent:	Ardea Biosciences, Inc.
4939 Directors Place
San Diego, CA 92121
Attn: Corporate Secretary
     16. By signing these Joint Escrow Instructions you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.
     17. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. It is understood and agreed that references to “you” or “your” herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.
     18. These Joint Escrow Instructions shall be governed by and interpreted and determined in accordance with the laws of the State of California, as such laws are applied by California courts to contracts made and to be performed entirely in California by residents of that state.

Very truly yours, Ardea Biosciences, Inc.
By:

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Recipient

Name:

Escrow Agent:

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Exhibit B
Assignment Separate From Certificate
     For Value Received and pursuant to that certain Stock Issuance Agreement (the “Award”), hereby sells, assigns and transfers unto Ardea Biosciences, Inc., a Delaware corporation (“Assignee”)                      shares of the common stock of the Assignee, standing in the undersigned’s name on the books of said corporation represented by Certificate No.                      herewith and do hereby irrevocably constitute and appoint                                          as attorney-in-fact to transfer the said stock on the books of the within named Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Award, in connection with the reacquisition of shares of Common Stock of the Company issued to the undersigned pursuant to the Award, and only to the extent that such shares remain subject to the Company’s Reacquisition Right under the Award.
Dated:

Signature:
[Executive Name], Recipient
[Instruction: Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to exercise its Reacquisition Right set forth in the Award without requiring additional signatures on your part.]

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